Exhibit 99.1

        Courier Corporation Announces Stock Split and Increased Dividend

     NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--March 10, 2005--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, announced today that its Board of Directors, at a regularly scheduled meeting, declared a three-for-two stock split of its common stock and will maintain its quarterly cash dividend of $.10 per share, effecting a 50% dividend increase.
     James F. Conway, III, Chairman and Chief Executive Officer stated, "The stock split and dividend increase reflect Courier's achievements over the last several years, our strong financial position and our confidence in the Company's future prospects. We are committed to enhancing shareholder value and these actions contribute to this effort."
     The split will be effected in the form of a 50% stock dividend to be distributed on May 27, 2005 to shareholders of record on May 6, 2005. Following the stock split, there will be approximately 12 million shares outstanding. In addition, the quarterly cash dividend of $.10 per post-split share of common stock is 50% higher than the $.067 cents per post-split share declared in the previous quarter. This dividend increase, the Company's second this fiscal year, will also apply to shareholders of record on May 6, 2005 and will be paid on May 27, 2005, after the effect of the stock split.

     About Courier Corporation

     Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

     This news release includes "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, difficulties in the start up of new equipment, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


     CONTACT: Courier Corporation
              James F. Conway III, 978-251-6000
              Chairman, President and Chief Executive Officer or
              Robert P. Story, Jr., 978-251-6000
              Senior Vice President and Chief Financial Officer www.courier.com